Exhibit 10.9

Indemnity Agreement

This Indemnity Agreement (this “Agreement”), dated as of December     , 2008, is made by and between Facet Biotech Corporation, a Delaware corporation (the “Company”), and                                                     , an individual (the “Indemnitee”).

Background

A.            The Indemnitee’s service to the Company substantially benefits the Company.

B.            The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents.

C.            The Company believes that it is unfair for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of huge judgments and other expenses which may occur in cases in which the director, officer or agent received no personal profit and in cases where the director, officer or agent was not culpable.

D.            The Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such directors, officers and agents in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company’s stockholders.

E.             Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

F.             The Company’s Bylaws requires, subject to the provisions therein, that it indemnify its directors, officers and legal representatives to the fullest extent authorized by the General Corporation Law of Delaware.

G.            The Company desires and has requested the Indemnitee to serve as a director, officer or agent of the Company and/or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company.

H.            Indemnitee is willing to serve, or to continue to serve, the Company and/or one or more subsidiaries of the Company, provided that he or she is furnished the indemnity provided for in this Agreement.

Agreement

The Company and Indemnitee, intending to be legally bound, agree as follows:

1.             Definitions.

(a)           Agent.  For the purposes of this Agreement, “agent” of the Company means any person who is the legal representative, is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

(b)           Expenses.  For purposes of this Agreement, “expenses” include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that “expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

(c)           Proceeding.  For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(d)           Subsidiary.  For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2.             Agreement to Serve.  In consideration of the Company’s covenants and commitments hereunder, the Indemnitee agrees to serve as agent of the Company, so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he or she tenders his or her resignation in writing (subject to any contractual obligation under any other agreement or any obligation imposed by operation of law); provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

This Agreement shall not be deemed an employment contract between the Company (or any of its Subsidiaries) and the Indemnitee.  The Indemnitee specifically acknowledges that with respect to the Indemnitee’s service as an officer or key employee, such Indemnitee’s employment with the Company (or any of its Subsidiaries), if any, is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written contract between the Indemnitee and the Company (or any of its subsidiaries), other applicable formal severance policies duly adopted by the Board of Directors of the Company or by the Company’s Certificate of Incorporation, Bylaws, and the General Corporation Law of Delaware.  The Indemnitee specifically acknowledges that with respect to the Indemnitee’s service as a director, such Indemnitee may be discharged from service at any time for any reason, with or without cause, except as may be otherwise provided by the Company’s Certificate of Incorporation, Bylaws and the General Corporation Law of Delaware.

3.             Liability Insurance.

(a)           Maintenance of D&O Insurance.  The Company hereby covenants and agrees that, so long as the Indemnitee shall serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

(b)           Rights and Benefits.  In all policies of D&O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if the Indemnitee is a director; or of the Company’s officers, if the Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if the Indemnitee is not a director or officer but is a key employee.

(c)           Limitation on Required Maintenance of D&O Insurance.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

4.             Mandatory Indemnification.  Subject to Section 9, the Company shall indemnify the Indemnitee as follows:

(a)           Third Party Actions.  If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)           Derivative Actions.  If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders; except that no indemnification under this Section 4(b) shall be made in respect to any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper, provided, further, that no indemnification under Section 4(b) shall be made in respect to any claim, issue or matter if it has been finally adjudged that the Indemnitee is liable to the Company for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Action of 1934, as amended, the rules and regulations promulgated thereunder or similar provisions of any federal, state or local statutory law.

(c)           Actions where Indemnitee is Deceased.  If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was an agent of the Company, or by reason of anything done or not done by him or her in any such capacity, and if prior to, during the pendency of or after completion of such proceeding Indemnitee becomes deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Sections 4(a) or 4(b) were Indemnitee still alive.

(d)           Limitations.  Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) (i) for which payment is actually made to or on behalf of Indemnitee under a valid and collectible insurance policy of D&O Insurance, or under a valid and enforceable indemnity clause, by-law or agreement, (ii) to the extent that the Company has advanced expense in accordance with Section 6 or (iii) if the Indemnitee would not be permitted to be indemnified under applicable law.

5.             Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred by him or her in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for all of the total amount hereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion hereof to which the Indemnitee is not entitled.

6.             Mandatory Advancement of Expenses.  Subject to Section 9(a), the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation,

defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company.  Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be determined ultimately that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby.  The advances to be made under this Agreement shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor and documentation evidencing such expenses by the Indemnitee to the Company.  In the event that the Company fails to pay expenses as incurred by the Indemnitee as required by this paragraph, Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay expenses as set forth in this paragraph.  If Indemnitee seeks mandatory injunctive relief pursuant to this paragraph, it shall not be a defense to enforcement of the Company’s obligations set forth in this paragraph that Indemnitee has an adequate remedy at law for damages.

7.             Notice and Other Indemnification Procedures.

(a)           Notice by Indemnitee.  Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

(b)           Notice by Company.  If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a), the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)           Defense.  In the event the Company reasonably determines that it may be obligated to pay the expenses of any proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do.  After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his or her counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding in a timely manner, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

8.             Determination of Right to Indemnification.

(a)           Successful Defense.  To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that he is or was an agent of the Company at any time, the Company shall indemnify the Indemnitee against all expenses of any type whatsoever actually and reasonably incurred by him or her in connection with the investigation, defense or appeal of such proceeding.  If the Indemnitee is not wholly successful in defense of such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by the Indemnitee in connection with each successfully resolved claim, issue or matter.

(b)           Other Situations.  In the event that Section 8(a) is inapplicable, the Company shall also indemnify the Indemnitee in accordance with the terms of this Agreement unless, and except to the extent that, the Company shall prove by clear and convincing evidence in a forum listed in Section 8(c) that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(c)           Selection of Forum.  The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) that the Indemnitee is not entitled to indemnification will be heard from among the following:

(i)            A quorum of the Board consisting of all directors who are not parties to the proceeding for which indemnification is being sought;

(ii)           Legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion; or

(iii)          A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

(d)           Submission to Forum.  As soon as practicable, and in no event later than thirty (30) days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c), the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

(e)           Application to Court of Chancery.  Notwithstanding a determination by any forum listed in Section 8(c) that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to this Agreement.

(f)            Expenses Related to this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that any of the claims and/or defenses of the Indemnitee in any such proceeding was frivolous or made in bad faith.

9.             Exceptions.  Any other provision in this Agreement to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)           Claims Initiated by Indemnitee.  To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) subject to Section 9(b), the proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145;

(b)           Lack of Good Faith.  To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(c)           Unauthorized Settlements.  To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld.

10.           Non-exclusivity.  The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in his or her official capacity and to action in another capacity as a result of serving his or her position as an agent of the Company, and the Indemnitee’s rights under this Agreement continue for 10 years after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

11.           Enforcement.  Any right to indemnification or advances granted by this Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor.  Indemnitee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the Indemnitee’s claim.  It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for expenses pursuant to Section 6, provided that the required undertaking has been tendered to the Company) that Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 9.  Neither the failure of the Company (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or its stockholders) that such indemnification is improper, shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise.

12.           Subrogation.  In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

13.           Survival of Rights.

(a)           All agreements and obligations of the Company contained in this Agreement shall continue during the period Indemnitee is an agent of the Company and shall continue thereafter for 10 years so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to in this Agreement.

(b)           The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14.           Interpretation of Agreement.  It is understood that the Company and Indemnitee intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law including those circumstances in which indemnification would otherwise be discretionary.

15.           Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14.

16.           Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the Company and Indemnitee.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver.

17.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (a) if delivered personally or by commercial delivery service, on the day of delivery; or (b) if delivered by registered or certified mail (return receipt requested), or first class mail, three business days after mailing.  Notices shall be deemed to be properly addressed to either party if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company :              Facet Biotech Corporation

1400 Seaport Boulevard

Redwood City, CA  94063

Attention:  General Counsel

If to Indemnitee:                   To the address set forth on the signature page to this Agreement

18.           Governing Law.  This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

The Company and Indemnitee have entered into this Agreement effective as of the date first above written.

Facet Biotech Corporation

By:
[Officer or Director’s name]
Name:
Address:
Ttile: